Exhibit 99.1

Press Release

Contacts:	Catherine J. Mathis, 212-556-1981; mathis@nytimes.com Paula Schwartz, 212-556-5224; paula.schwartz@nytimes.com
This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY ENTERS INTO AGREEMENT WITH

BANCO INBURSA AND INMOBILIARIA CARSO FOR $250 MILLION

IN SENIOR UNSECURED NOTES

NEW YORK, January 19, 2009 — The New York Times Company today announced that it had entered into a private financing agreement with Banco Inbursa, S. A., Institucion de Banca Multiple, Grupo Financiero Inbursa (“Banco Inbursa”) and Inmobiliaria Carso for an aggregate amount of $250 million ($125 million each) in senior unsecured notes due 2015 with detachable warrants.  The notes will rank equally and ratably on a senior unsecured basis with all senior unsecured obligations of The New York Times Company.

“This agreement provides us with increased financial flexibility to continue to execute on our long-term strategy,” said Janet L. Robinson, president and CEO.  “The proceeds from this transaction will be used to refinance existing debt, including amounts currently borrowed under a revolving credit facility that matures in May 2009.  We continue to explore other financing initiatives and are focused on reducing our total debt through the cash we generate from our businesses and the decisive steps we have taken to reduce costs, lower capital spending, decrease our dividend and rebalance our portfolio of assets.”

“We are very pleased to expand our strong relationship with The New York Times Company,” said Arturo Elias, director of Inmobiliaria Carso.  “We believe that with the strength of The New York Times brand, its national and international reach, its potential for digital expansion and most of all, its world-class news and information, the Company will continue to be a leader in the media industry.”

The notes have a coupon of 14.053 percent, of which the Company may elect to pay 3 percent in kind.  The notes are callable beginning three years from the issue date at 105 percent of par, with subsequent call prices declining ratably to par.

Banco Inbursa and Inmobiliaria Carso also received detachable warrants for an aggregate amount of 15.9 million Class A shares (50 percent each), at a strike price of $6.3572.  The warrants expire in January 2015.

Mr. Carlos Slim Helú and members of his family are the main shareholders of Grupo Financiero Inbursa, S.A B. de C.V., which is the parent company of Banco Inbursa, and are the owners of Inmobiliaria Carso, which currently holds 6.9 percent of the Times Company’s Class A shares.

SunTrust Robinson Humphrey, Inc. was the sole placement agent for this transaction, and Goldman Sachs advised the Company.

Information relating to these securities will be filed on a Current Report on Form 8-K with the Securities & Exchange Commission.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 28, 2008.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

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